Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

April 24, 2018
First Busey Announces 2018 First Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Positive advances in the first quarter of 2018 from the comparable quarter of the prior year:

● End of quarter total assets of $7.779 billion, an increase of 43.0%
● Net income of $21.9 million an increase of 44.5% and adjusted net income[1] of $24.9 million an increase of 57.8%
● Earnings per share of $0.45 per diluted common share and adjusted earnings of $0.51 per diluted common share
● Net interest income of $59.8 million, an increase of 42.2%
● End of period portfolio loans at $5.531 billion, an increase of 42.8%
● End of period non-interest bearing deposits at $1.651 billion, an increase of 36.9%

First Busey Corporation's (the "Company") net income for the first quarter of 2018 was $21.9 million, or $0.45 per diluted common share. The Company reported net income of $12.3 million, or $0.25 per diluted common share for the fourth quarter of 2017 and net income of $15.2 million, or $0.39 per diluted common share for the first quarter of 2017.  Adjusted net income1 for the first quarter of 2018 was $24.9 million, or $0.51 per diluted common share compared to $22.5 million, or $0.46 per diluted common share, for the fourth quarter of 2017 and $15.8 million, or $0.41 per diluted common share, for the first quarter of 2017.

In addition to the Company's organic growth, first quarter of 2018 results compared to the first quarter of 2017 benefitted from the acquisition of First Community Financial Partners, Inc. ("First Community"), since the closing of the transaction on July 2, 2017 and Mid Illinois Bancorp, Inc. ("Mid Illinois"), the holding company of South Side Trust & Savings Bank ("South Side") of Peoria, since the closing of the transaction on October 1, 2017.

For the first quarter of 2018, return on average assets and return on average tangible common equity was 1.16% and 14.18%, respectively, on a basis in accordance with accounting principles generally accepted in the United States of America ("GAAP").  Based on adjusted net income1, return on average assets was 1.32% and return on average tangible common equity was 16.13% for the same period.

The Company views certain non-operating items including, but not limited to, acquisition and restructuring charges, as adjustments to net income.  Non-operating adjustments for the first quarter of 2018 include $1.7 million in compensation and severance and $2.3 million in legal, data processing conversion, and other expenses related to acquisitions. The reconciliation of Non-GAAP measures (including adjusted net income, adjusted efficiency ratio, adjusted return on average assets ("ROA"), return on average tangible common equity, tangible book value and tangible book value per share), which the Company believes facilitates the assessment of its banking operations and peer comparability, is included in tabular form at the end of this release.

1 Adjusted net income, a Non-GAAP financial measure. See "Non-GAAP Financial Information" below for reconciliation

Overview and Strategy:

We continue to focus on our Company's organic growth and to evaluate and execute on acquisitions which fit our strategy. We are pleased to have completed the merger of South Side at the close of business on March 16, 2018.  The addition of South Side has enhanced the Company's deposit, commercial banking and trust and investment presence in the greater Peoria area.
In the first quarter of 2018, we continued to emphasize our key priorities - balance sheet strength, profitability and growth -achieved within a framework of safety and soundness. Our capital position remains strong and we continue to focus on a sound credit foundation.  We believe our emphasis on commercial banking and wealth management, supplemented by our remittance processing activities will drive growth in 2018 and beyond.

Busey recently received its third consecutive honor as one of the best places to work voted on by associates. The 2018 Best Places to Work in Illinois award program, by Best Companies Group and Daily Herald Business Ledger, identifies, recognizes and honors the best places of employment in Illinois – benefiting the state's economy, workforce and businesses.

Busey takes pride in its culture and its commitment to the communities we serve. We are grateful to you for allowing us the opportunity to serve you and your community.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the
	Three Months Ended
	March 31,	December 31,	September 30,	March 31,
	2018	2017	2017	2017
EARNINGS & PER SHARE DATA
Net income	$21,917	$12,293	$18,784	$15,170
Revenue[2]	82,243	86,607	76,488	61,170
Diluted earnings per share	0.45	0.25	0.41	0.39
Cash dividends paid per share	0.20	0.18	0.18	0.18

Net income by operating segment
Banking	$21,845	$16,158	$18,942	$14,749
Remittance Processing	953	440	505	554
Wealth Management	2,764	1,469	1,237	1,848

AVERAGE BALANCES
Cash and cash equivalents	$227,055	$256,626	$210,980	$171,684
Investment securities	1,310,902	1,223,103	1,009,355	810,248
Loans held for sale	39,294	109,336	127,369	138,861
Portfolio loans	5,507,860	5,457,077	5,035,025	3,861,937
Interest-earning assets	6,976,383	6,932,750	6,282,725	4,903,639
Total assets	7,663,899	7,632,019	6,861,377	5,289,980

Non-interest bearing deposits	1,497,136	1,516,233	1,328,770	1,066,978
Interest-bearing deposits	4,568,160	4,434,492	4,081,753	3,250,777
Total deposits	6,065,296	5,950,725	5,410,523	4,317,755
Securities sold under agreements to repurchase	258,049	294,389	215,776	165,785
Interest-bearing liabilities	5,175,228	5,126,815	4,665,939	3,587,710
Total liabilities	6,730,137	6,699,840	6,039,162	4,694,571
Stockholders' common equity	933,762	932,179	822,215	595,410
Tangible stockholders' common equity[3]	626,794	622,952	576,844	474,549

PERFORMANCE RATIOS
Return on average assets[4]	1.16%	0.64%	1.09%	1.16%
Return on average common equity[4]	9.52%	5.23%	9.06%	10.33%
Return on average tangible common equity[3,4]	14.18%	7.83%	12.92%	12.96%
Net interest margin[4,5]	3.52%	3.68%	3.60%	3.53%
Efficiency ratio[6]	59.66%	58.69%	58.92%	58.84%
Non-interest revenue as a % of total revenues[2]	27.34%	27.20%	26.86%	31.32%

[1]Results are unaudited
[2]Revenues consist of net interest income plus non-interest income, net of security gains and losses
[3]Average tangible stockholders' common equity is defined as average common equity less average goodwill and intangibles, see "Non-GAAP Financial Information" below for reconciliation
[4]Annualized, see "Non-GAAP Financial Information" below for reconciliation
5On a tax-equivalent basis, assuming an income tax rate of 26% for 2018 and 35% for 2017
[6] Net of security gains and losses and intangible expenses, see "Non-GAAP Financial Information" below for reconciliation

Condensed Consolidated Balance Sheets[1]	As of
(dollars in thousands, except per share data)	March 31,	December 31,	September 30,	March 31,
	2018	2017	2017	2017
Assets
Cash and cash equivalents	$367,525	$353,272	$214,381	$439,511
Investment securities	1,286,136	1,321,610	990,222	743,876

Loans held for sale	29,034	94,848	139,696	96,444

Commercial loans	4,061,181	4,030,821	3,782,463	2,799,193
Retail real estate and retail other loans	1,470,272	1,488,679	1,303,401	1,073,759
Portfolio loans	$5,531,453	$5,519,500	$5,085,864	$3,872,952

Allowance for loan losses	(52,649)	(53,582)	(51,035)	(48,442)
Premises and equipment	118,985	116,913	100,642	77,967
Goodwill and other intangibles	304,897	308,073	247,562	120,069
Other assets	193,365	200,006	186,457	136,558
Total assets	$7,778,746	$7,860,640	$6,913,789	$5,438,935

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,651,333	$1,597,421	$1,321,439	$1,206,324
Interest-bearing checking, savings, and money market deposits	3,270,963	3,192,382	3,049,651	2,516,741
Time deposits	1,408,878	1,336,162	1,002,193	762,478
Total deposits	$6,331,174	$6,125,965	$5,373,283	$4,485,543

Securities sold under agreements to repurchase	235,311	304,566	219,071	163,081
Short-term borrowings	-	220,000	212,850	-
Long-term debt	154,122	154,119	154,115	80,000
Junior subordinated debt owed to unconsolidated trusts	71,044	71,008	70,973	70,903
Other liabilities	44,949	49,979	47,429	37,061
Total liabilities	$6,836,600	$6,925,637	$6,077,721	$4,836,588
Total stockholders' equity	$942,146	$935,003	$836,068	$602,347
Total liabilities & stockholders' equity	$7,778,746	$7,860,640	$6,913,789	$5,438,935

Share Data
Book value per common share	$19.34	$19.21	$18.37	$15.75
Tangible book value per common share[2]	$13.09	$12.88	$12.93	$12.61
Ending number of common shares outstanding	48,717	48,685	45,519	38,243

[1] Results are unaudited except for amounts reported as of December 31, 2017
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end, see "Non-GAAP Financial Information" below for reconciliation

Condensed Consolidated Statements of Operations[1]
(dollars in thousands, except per share data)
	For the
	Three Months Ended March 31,
	2018	2017

Interest and fees on loans held for sale and portfolio loans	$60,960	$40,597
Interest on investment securities	7,673	4,330
Total interest income	$68,633	$44,927

Interest on deposits	5,987	2,044
Interest on short-term borrowings	817	170
Interest on long-term debt	1,357	113
Interest on junior subordinated debt owed to unconsolidated trusts	715	587
Total interest expense	$8,876	$2,914

Net interest income	$59,757	$42,013
Provision for loan losses	1,008	500
Net interest income after provision for loan losses	$58,749	$41,513

Trust fees	7,514	6,190
Commissions and brokers' fees, net	1,096	722
Fees for customer services	6,946	5,986
Remittance processing	3,392	2,845
Mortgage revenue	1,643	2,134
Security gains, net	-	857
Other	1,895	1,280
Total non-interest income	$22,486	$20,014

Salaries, wages and employee benefits	28,819	21,890
Net occupancy expense of premises	3,821	3,185
Furniture and equipment expense	1,913	1,619
Data processing	5,231	3,598
Amortization of intangible assets	1,515	1,207
Other	9,741	6,120
Total non-interest expense	$51,040	$37,619

Income before income taxes	$30,195	$23,908
Income taxes	8,278	8,738
Net income	$21,917	$15,170

Per Share Data
Basic earnings per common share	$0.45	$0.40
Diluted earnings per common share	$0.45	$0.39
Diluted average common shares outstanding	49,179	38,754

[1] Results are unaudited

Balance Sheet Growth:  At March 31, 2018, portfolio loans were $5.531 billion, an increase of $12.0 million from $5.520 billion as of December 31, 2017 and $1.658 billion from the $3.873 billion as of March 31, 2017.  First quarter 2018 commercial loan production of $30.4 million was driven by organic originations, particularly in the Missouri market, and was offset by a decline in retail loan balances of $18.4 million. The balance of loans held for sale at March 31, 2018 was $29.0 million compared to $94.8 million at December 31, 2017. Average portfolio loans increased to $5.508 billion for the first quarter of 2018 compared to $3.862 billion for the first quarter of 2017, an increase of 42.6%.
Average interest-earning assets for the three months ended March 31, 2018 increased to $6.976 billion compared to $6.933 billion for the three months ended December 31, 2017 and 42.3% compared to $4.904 billion for the three months ended March 31, 2017.

Total deposits were $6.331 billion at March 31, 2018 an increase of 3.3% from $6.126 billion at December 31, 2017 and 41.1% from $4.486 billion at March 31, 2017.  The Company remains funded primarily through core deposits with solid liquidity and significant market share in core Illinois markets.

Net Interest Margin and Net Interest Income: Net interest income of $59.8 million in the first quarter of 2018 decreased by 5.2% from $63.0 million in the fourth quarter of 2017 and increased by 42.2% from $42.0 million in the first quarter of 2017.  Net purchase accounting accretion and amortization included in interest income and interest expense was $3.4 million for the first quarter of 2018, a decrease from $5.8 million for the fourth quarter of 2017 and an increase from $1.9 million for the first quarter of 2017.

The net interest margin decreased to 3.52% for the first quarter of 2018, compared to 3.68% for the fourth quarter of 2017 and 3.53% for the first quarter of 2017.  Net of purchase accounting accretion and amortization, the net interest margin for the first quarter of 2018 was 3.32%, a decrease from 3.34% for the fourth quarter of 2017 and 3.38% for the first quarter of 2017. Changes in net interest margin were driven by the pricing on deposits obtained through the South Side acquisition.

Asset Quality:  As of March 31, 2018, non-performing loans increased to $33.6 million, compared to $27.4 million as of December 31, 2017, and $20.9 million as of March 31, 2017. The increase in non-performing loans is driven by two large commercial relationships which the Company is actively working to resolve. Non-performing loans were 0.61% of total portfolio loans as of March 31, 2018, compared to 0.50% as of December 31, 2017 and 0.54% as of March 31, 2017.

The Company recorded net charge-offs of $1.9 million for the first quarter of 2018, an increase compared to $0.3 million for the fourth quarter of 2017, and net recoveries of $0.1 million for the first quarter of 2017.  Allowance for loan losses as a percentage of portfolio loans was 0.95% at March 31, 2018 as compared to 0.97% at December 31, 2017 and 1.25% at March 31, 2017. As a result of acquisitions, the Company is holding acquired loans that are carried net of a fair value adjustment for credit and interest rate marks and are only included in the allowance calculation to the extent that the reserve requirement exceeds the fair value adjustment.  The Company recorded provision for loan losses of $1.0 million in the first quarter of 2018, as compared to $2.8 million in the fourth quarter of 2017 and $0.5 million in the first quarter of 2017.

With a continued commitment to asset quality and the strength of our balance sheet, near-term loan losses are expected to remain generally low.  While these results are encouraging, asset quality metrics can be generally influenced by market specific economic conditions and specific measures may fluctuate from period to period.

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	March 31,	December 31,	September 30,	March 31,
	2018	2017	2017	2017

Portfolio loans	$5,531,453	$5,519,500	$5,085,864	$3,872,952
Non-performing loans
Non-accrual loans	32,588	24,624	27,430	20,544
Loans 90+ days past due	995	2,741	439	311
Non-performing loans, segregated by geography
Illinois/ Indiana	28,743	23,093	23,680	16,778
Missouri	3,641	2,964	2,682	3,154
Florida	1,199	1,308	1,507	923
Loans 30-89 days past due	9,506	12,897	11,556	9,804
Other non-performing assets	1,001	1,283	1,172	739
Non-performing assets to portfolio loans and non-performing assets	0.63%	0.52%	0.57%	0.56%
Allowance as a percentage of non-performing loans	156.77%	195.80%	183.13%	232.28%
Allowance for loan losses to portfolio loans	0.95%	0.97%	1.00%	1.25%
Net charge-offs (recoveries)	$1,941	$262	$(340)	$(147)
Provision for loan losses	1,008	2,809	1,494	500

[1] Results are unaudited except for amounts reported as of December 31, 2017

Fee-based Businesses:  Revenues from trust fees, commissions and brokers' fees, and remittance processing activities represented 53.4% of the Company's non-interest income for the quarter ended March 31, 2018, providing a balance to revenue from traditional banking activities. Two of the Company's acquisitions, Pulaski Financial Corp. and First Community had no legacy fee income in these businesses; therefore, the addition of these fee-based service offerings in these acquired bank markets is expected to continue providing attractive growth opportunities in future periods.

Trust fees and commissions and brokers' fees of $8.6 million for the first quarter of 2018 increased from $7.7 million for the fourth quarter of 2017 and $6.9 million for the first quarter of 2017. Net income from the wealth management segment increased to $2.8 million for the first quarter of 2018, compared to $1.5 million or a notable 88.2% increase from the fourth quarter of 2017 and $1.8 million or 49.6% increase from the first quarter of 2017.  Market expansion resulting from the South Side acquisition and strong performance from Busey Ag Services, a wealth management division of Busey Bank, contributed to the positive results.  Busey Wealth Management ended the first quarter of 2018 with $6.910 billion in assets under care, a 15.9% increase from the fourth quarter of 2017 creating positive momentum going forward.

Remittance processing revenue of $3.4 million for the first quarter of 2018 increased from $2.8 million for the first and fourth quarters of 2017.  Net income from the remittance processing segment was $1.0 million for the first quarter of 2018, an increase from $0.4 million for the fourth quarter of 2017 and $0.6 million for the first quarter of 2017.  The positive 2018 results are a reflection of new customer activity and volume increases from existing customers.

Mortgage revenue decreased to $1.6 million in the first quarter of 2018 from $2.7 million in the fourth quarter of 2017 and $2.1 million for the first quarter of 2017, reflecting the realignment of mortgage origination resources to the Company's current market through the sale of certain mortgage locations in the fourth quarter of 2017.

Operating Efficiency:  An active business outreach across the Company's footprint continues to support ongoing business expansion and effectively underlies the combination of the operations acquired from recent acquisitions with that of the Company. The Company expects to see greater operating efficiencies from the South Side integration beginning in the second quarter of 2018. The efficiency ratio, inclusive of acquisition and restructuring costs, of 59.7% for the quarter ended March 31, 2018 increased slightly from 58.8% for the same period of 2017. The adjusted efficiency ratio2 was 55.4% for the quarter ended March 31, 2018 and 57.3% for the quarter ended March 31, 2017. The Company remains consistently focused on expense discipline.

Specific areas of operating performance are detailed as follows:

• Salaries, wages and employee benefits increased to $28.8 million in the first quarter of 2018, compared to $28.2 million in the fourth quarter of 2017 and $21.9 million in the first quarter of 2017.  The recent acquisitions added to the Company's headcount and the Company recorded total restructuring costs of $1.7 million in 2018.

• Data processing expense in the first quarter of 2018 decreased to $5.2 million, compared to $6.0 million in the fourth quarter of 2017, but increased compared to $3.6 million in the first quarter of 2017. Variances are largely related to payment of deconversion expenses related to acquisitions.

• Other operating expenses decreased to $9.7 million in the first quarter of 2018, compared to $11.6 million in the fourth quarter of 2017, but increased compared to $6.1 million in the first quarter of 2017 across multiple categories.

Capital Strength:  The Company's strong capital levels, coupled with its earnings, have allowed it to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on April 27, 2018 of $0.20 per common share to stockholders of record as of April 20, 2018.  The Company has consistently paid dividends to its common stockholders since the bank holding company was organized in 1980.

As of March 31, 2018, First Busey continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  The Company's tangible stockholders' common equity3 ("TCE") increased to $646.9 million at March 31, 2018, compared to $638.0 million at December 31, 2017 and $489.2 million at March 31, 2017. TCE represented 8.64% of tangible assets at March 31, 2018, compared to 8.43% at December 31, 2017 and 9.19% at March 31, 2017.4

2Adjusted efficiency ratio, a Non-GAAP financial measure, see "Non-GAAP Financial Information" below for reconciliation
3Tangible stockholders' common equity, see "Non-GAAP Financial Information" below for reconciliation
4Tangible assets, see "Non-GAAP Financial Information" below for reconciliation

Corporate Profile

As of March 31, 2018, First Busey Corporation (Nasdaq: BUSE) was a $7.8 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, a wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has forty-four banking centers serving Illinois, thirteen banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $7.8 billion as of March 31, 2018.

In addition, Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 4,000 agent locations in 43 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of March 31, 2018, Busey Wealth Management's assets under care were approximately $6.9 billion.

For more information about us, visit www.busey.com.

Contacts:

Robin N. Elliott, Chief Operating Officer & Chief Financial Officer, 217-365-4120

Jennifer L. Simons, Chief Accounting Officer, 217-365-4309

Non-GAAP Financial Information

This press release contains certain financial information determined by methods other than GAAP. These measures include adjusted net income, adjusted ROA, adjusted net interest margin, adjusted efficiency ratio, tangible common equity, tangible common equity to tangible assets and return on average common equity. Management uses these Non-GAAP measures, together with the related GAAP measures, in analysis of the Company's performance and in making business decisions. Management also uses these measures for peer comparisons.
A reconciliation to what management believes to be the most direct compared GAAP financial measures – net income in the case of adjusted net income and adjusted ROA, total net interest income, total non-interest income and total non-interest expense in the case of adjusted efficiency ratio, total stockholders' equity in the case of the tangible book value per share – appears below.  The Company believes each of the adjusted measures are useful for investors and management to understand the effects of certain non-interest items and provides additional perspective on the Company's performance over time as well as comparison to the Company's peers.
These Non-GAAP disclosures have inherent limitations and are not audited.  They should not be considered in isolation or as a substitute for the results reported in accordance with GAAP, nor are they necessarily comparable to Non-GAAP performance measures that may be presented by other companies. Tax effected numbers included in these Non-GAAP disclosures are based on estimated statutory rates.

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Income and ROA
(dollars in thousands)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net income	$21,917	$12,293	$15,170
Acquisition expenses
Salaries, wages and employee benefits	1,233	120	-
Data processing	372	1,268	-
Other (includes professional and legal)	1,950	1,569	756
Other restructuring costs
Salaries, wages and employee benefits	417	496	-
Other	-	20	215
Related tax benefit	(967)	(1,330)	(347)
Tax Cuts and Jobs Act related adjustment	-	8,098	-
Adjusted net income	$24,922	$22,534	$15,794

Average total assets	$7,663,899	$7,632,019	$5,289,980

Reported: ROA[1]	1.16%	0.64%	1.16%
Adjusted: ROA[1]	1.32%	1.17%	1.21%

[1] Annualized measure

Reconciliation of Non-GAAP Financial Measures – Adjusted Net Interest Margin
(dollars in thousands)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017

Reported: Net interest income	$59,757	$63,046	$42,013
Tax-equivalency adjustment	764	1,192	713
Less: Purchase accounting amortization	(3,410)	(5,848)	(1,851)
Adjusted: Net interest income	$57,111	$58,390	$40,875

Average interest-earning assets	$6,976,383	$6,932,750	$4,903,639

Reported: Net interest margin[1]	3.52%	3.68%	3.53%
Adjusted: Net Interest margin[1]	3.32%	3.34%	3.38%

[1] Annualized measure

Reconciliation of Non-GAAP Financial Measures – Adjusted Efficiency Ratio
(dollars in thousands)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Reported: Net Interest income	$59,757	$63,046	$42,013
Tax-equivalency adjustment	764	1,192	713
Tax equivalent interest income	$60,521	$64,238	$42,726

Reported: Non-interest income	22,486	23,561	20,014
Less: Security gains, net	-	-	(857)
Adjusted: Non-interest income	$22,486	$23,561	$19,157

Reported: Non-interest expense	51,040	53,100	37,619
Less:
Amortization	(1,515)	(1,570)	(1,207)
Non-operating adjustments:
Salaries, wages and employee benefits	(1,650)	(616)	-
Data processing	(372)	(1,268)	-
Other	(1,505)	(1,589)	(971)
Adjusted: Non-interest expense	$45,998	$48,057	$35,441

Reported: Efficiency ratio	59.66%	58.69%	58.84%
Adjusted: Efficiency ratio	55.41%	54.74%	57.27%

Reconciliation of Non-GAAP Financial Measures – Tangible common equity to tangible assets, Tangible book value per share, Return on average tangible common equity
(dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017

Total assets	$7,778,746	$7,860,640	$5,438,935
Less:
Goodwill and other intangible assets, net	(304,897)	(308,073)	(120,069)
Tax effect of goodwill and other intangible assets, net	9,675	11,039	6,909
Tangible assets	$7,483,524	$7,563,606	$5,325,775

Total stockholders' equity	942,146	935,003	602,347
Less:
Goodwill and other intangible assets, net	(304,897)	(308,073)	(120,069)
Tax effect of goodwill and other intangible assets, net	9,675	11,039	6,909
Tangible stockholders' equity	$646,924	$637,969	$489,187

Tangible common equity to tangible assets[1]	8.64%	8.43%	9.19%
Tangible book value per share	$13.09	$12.88	$12.61

Average stockholders' common equity	$933,762	$932,179	$595,410
Less: Average goodwill and intangibles, net	(306,968)	(309,227)	(120,861)
Average tangible stockholders' common equity	$626,794	$622,952	$474,549

Reported: Return on average tangible common equity[2]	14.18%	7.83%	12.96%
Adjusted: Return on average tangible common equity[2,3]	16.13%	14.35%	13.50%

Return on average common equity[2]	9.52%	5.23%	10.33%

[1] Tax-effected measure
[2] Annualized measure
[3] Calculated using adjusted net income

Special Note Concerning Forward-Looking Statements

Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning First Busey's general business; (iv) changes in interest rates and prepayment rates of First Busey's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include, failure to realize the anticipated benefits of any acquisition and the possibility that transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving First Busey;  (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning First Busey and its business, including additional factors that could materially affect its financial results, is included in First Busey's filings with the Securities and Exchange Commission.